Exhibit 10.38

Cerus Corporation

Non-Employee Director Compensation Policy

Effective: October 28, 2008

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Cerus Corporation (“Cerus”) or any of its affiliates (each such member, a “Director”) will receive the following compensation for his or her Board service:

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in advance during the first 30 days of each quarter in which the service will occur. If a Director joins the Board at a time other than effective as of the first day of the calendar year, each element of the annual cash compensation set forth below will be pro-rated based on days served in the applicable calendar year, with the pro-rated amount paid for the first quarter in which the Director provides the service (payable not later than 30 days after the Director commences such service), and regular full quarterly payments thereafter The annual cash compensation is vested upon payment

1.	Annual Cash Retainer:

a.	Chairman of the Board: $42,500

b.	All other Directors: $20,000

2.	Committee Chair Service Fee:

a.	Chairman of the Audit Committee: $26,000

b.	Chairman of the Compensation Committee: $10,000

3.	Committee Member (non-Chair) Service Fee:

a.	Audit Committee: $13,000

b.	Compensation Committee: $8,000

c.	Nominating and Corporate Governance Committee: $6,000

Per Meeting Board Compensation

The per meeting board compensation set forth below shall be payable based on attendance at Board meetings.

1.	Regular Board Meetings:

a.	Chairman of the Board: $2,500

b.	Committee Member (non-Chair): $2,000

2.	Special Telephonic Board Meetings:

a.	Chairman of the Board: $1,250

b.	Committee Member (non-Chair): $1,000

Equity Compensation

The equity compensation set forth below will be granted under the Cerus Corporation 2008 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be non-statutory stock options, with an exercise price per share equal to 100% of the “Fair Market Value” (as defined in the Plan) of the underlying Cerus common stock on the date of grant, and a term of not more than ten (10) years from the date of grant. All equity awards granted under this Policy will become fully vested as of immediately prior to a “Change in Control” (as defined in the Plan), subject to the Director’s “Continuous Service” (as defined in the Plan) as of such time.

1. Initial Grant: On the date of the Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Director will be granted a stock option for 25,000 shares of Cerus common stock, with such option vesting in forty-eight (48) equal monthly installments, such that the option is fully vested on the fourth anniversary of the date of grant, subject to the Director’s Continuous Service.

2. Annual Grant: On the first market trading day of each calendar year, each Director will be granted a stock option for the number of shares of Cerus common stock set forth below, with such option vesting in twelve (12) equal monthly installments on the last day of each month (with the first such vesting date being the last day of the month in which such option was granted) such that the option is fully vested on December 31 of the year in which such option was granted, subject to the Director’s Continuous Service:

a.	Chairman of the Board: 22,500 shares*

b.	All other Directors: 15,000 shares*

*	In the case of the first annual grant to a Director, this number of shares will be pro-rated based on the number of days served as a Director in his or her first calendar year of service as a Director. For example, if an individual commenced service as a Director on July 1, 2008, he will receive an annual grant on January 2, 2009 covering 7,500 shares – i.e., 50% of the 15,000 annual grant.